HWH Lending, LLC

212 Vaccaro Drive

Cresskill, New Jersey 07626

Milfam I L.P.

222 Lakeview Avenue, Suite 160-365

West Palm Beach, Florida 33401

May 22, 2013

By Federal Express

Healthwarehouse.com, Inc.

7107 Industrial Road

Florence, Kentucky 41042

Attn: Acting Secretary

Re:	Annual Meeting, Director Nominations

Dear Sir or Madam:

As record and beneficial owners of the shares of stock set forth on Annex B (collectively, the “Stock”) of Healthwarehouse.com, Inc., a Delaware corporation (“HWH” or the “Company”), the undersigned hereby deliver to the Company written notice of director nominations to be considered at the upcoming annual meeting of stockholders (the “Meeting”). Pursuant to the Bylaws of HWH, as amended (the “Bylaws”), the undersigned are providing notice of the nomination of three (3) members to the Board of Directors (the “Board”). The undersigned intend to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in this notice.

The undersigned nominate Alan Howe, Robert Pons and Matthew Stecker (the “Nominees”) for election as directors at the Annual Meeting. The information with respect to each of the Nominees that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder is set forth on Annex A. For the avoidance of doubt, Matthew Stecker has informed the Company and the undersigned that he will vacate his Board position as the director appointee of the Series B Preferred Stockholders, and his nomination herein shall be as one of the four (4) members of the Board to be elected by a vote of all of the Company’s stockholders at the Meeting.

Each of the undersigned (i) is a Record Stockholder (as such term is defined in the Bylaws) as of the date hereof, (ii) is entitled to vote at the Meeting and (iii) intends to appear in person or by proxy at the Meeting to propose the foregoing nominations. Further, the undersigned each represent to the Company that they are part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of HWH’s outstanding stock required to elect the Nominees and/or (y) otherwise to solicit proxies from HWH shareholders in support of such Nominees.

Healthwarehouse.com, Inc.

Pursuant to Section 1.2(c)(3)(i) of the Bylaws, Annex A hereto sets forth the name and address of each of the Nominees, together with each Nominee’s consent to serve as a director of the Company, if elected. None of the Nominees has any right, title, ownership or other interest required to be disclosed pursuant to Section 1.2(c)(3)(ii) of the Bylaws. Pursuant to Sections 1.2(c)(3)(i) and (ii) of the Bylaws, Annex B hereto sets forth the name, address and beneficial ownership information of each of the undersigned Record Stockholders. Other than as set forth in Annex B, none of the undersigned Record Stockholders has any right, title, ownership or other interest required to be disclosed pursuant to Section 1.2(c)(3)(ii) of the Bylaws. Pursuant to Section 1.2(c)(3)(iii) of the Bylaws, Annex C hereto sets forth the biographies of each of the Nominees.

Pursuant to Section 1.2(c)(3)(iii) of the Bylaws, in addition to the information set forth herein and in each of the undersigned’s public securities filings, all of which are incorporated herein by reference, we note that (i) none of the undersigned or the Nominees own Company securities of record but not beneficially; (ii) none of the Stock was purchased via the borrowing of funds, margin accounts, bank loans or any other indebtedness; (iii) none of the undersigned is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Stock other than the other undersigned Record Stockholders; (iv) none of the Nominees is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Company securities; (v) none of the undersigned or Nominees has a parent or subsidiary which owns, beneficially, directly or indirectly, Company securities; (vi) Item 404(a) of Regulation S-K would not require the undersigned or the Nominees to furnish any additional information herein; (vii) each of the Nominees’ present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, is set forth in Annex C; (viii) none of the Nominees owns beneficially, directly or indirectly, any Company securities; and (ix) none of the undersigned or Nominees have any arrangement or understanding with any person with respect to any future employment of any Nominee by the Company or with respect to any future transactions with the Company in which any Nominee or the undersigned will or may be a party. For additional information regarding the undersigned, including with respect to any contract, arrangements or understandings with any person with respect to any Company securities, see the public filings of the undersigned under Section 13 of the Exchange Act (as such term defined in the Bylaws). For additional information regarding the Company securities purchased and sold by the undersigned, see the public filings of the undersigned under Section 16 of the Exchange Act.

Healthwarehouse.com, Inc.

To the knowledge of the undersigned, no further information is required in connection with these nominations pursuant to the relevant provisions of the Bylaws. However, in the event that the Company desires additional information about the Nominees or the undersigned, please contact our counsel, Roger Griesmeyer, Esq., via telephone (212-850-2856) or email (rogergriesmeyer@andrewskurth.com).

[Signature page follows]

Sincerely,

HWH LENDING, LLC		MILFAM I L.P.

By:	/s/ Karen Singer	By:	/s/ Lloyd I. Miller, III
Name:	Karen Singer	Name:	Lloyd I. Miller, III
Title:	Authorized Signatory	Title:	Authorized Signatory

Annex A

DIRECTOR NOMINEES

Name	Address
Alan Howe	c/o Broadband Initiatives, LLC 10755 Scripps Poway Parkway #302 San Diego, California 92131
Robert Pons	439 Williamson Road Gladwyne, Pennsylvania 19035
Matthew Stecker	711 South Bryn Mawr Avenue Bryn Mawr, Pennsylvania 19010

CONSENT OF DIRECTOR

I hereby consent to (1) the use of my name and any references to me as a person nominated to become a director of Healthwarehouse.com, Inc., a Delaware corporation (“HWH”), in the proxy statement of HWH and any proxy statement that may be filed by HWH Lending, LLC or Milfam I L.P., and any amendments or supplements thereto, and (2) serving as a director of HWH.

Dated: May 21, 2013

/s/ Alan B. Howe
Name:	Alan B. Howe

CONSENT OF DIRECTOR

I hereby consent to (1) the use of my name and any references to me as a person nominated to become a director of Healthwarehouse.com, Inc., a Delaware corporation (“HWH”), in the proxy statement of HWH and any proxy statement that may be filed by HWH Lending, LLC or Milfam I L.P., and any amendments or supplements thereto, and (2) serving as a director of HWH.

Dated: May 21, 2013

/s/ Matthew Stecker
Name:	Matthew Stecker

CONSENT OF DIRECTOR

I hereby consent to (1) the use of my name and any references to me as a person nominated to become a director of Healthwarehouse.com, Inc., a Delaware corporation (“HWH”), in the proxy statement of HWH and any proxy statement that may be filed by HWH Lending, LLC or Milfam I L.P., and any amendments or supplements thereto, and (2) serving as a director of HWH.

Dated: May 21, 2013

/s/ Robert Pons
Name:	Robert Pons

Annex B

SECURITY OWNERSHIP

(1) Name and address of beneficial owner	(2) Class and Series	(3) Number of shares owned beneficially or of record
HWH Lending, LLC[1] 212 Vaccaro Drive Cresskill, New Jersey 07626	Series B Preferred Stock	189,796
	Common Stock	716,484
Milfam I L.P. [2] 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	Series B Preferred Stock	189,796
	Common Stock	716,484

1 The shares reported herein consist of (i) 716,484 shares of common stock, and (ii) 189,796 shares of Series B Preferred Stock, with each share of Series B Preferred Stock convertible into 7.69 shares of common stock.

2 The shares reported herein consist of (i) 716,484 shares of common stock, and (ii) 189,796 shares of Series B Preferred Stock, with each share of Series B Preferred Stock convertible into 7.69 shares of common stock.

Annex C

BIOGRAPHICAL INFORMATION

OF NOMINEES

[See individual biographies attached]

Nominee	Principal Occupation	Name of Employer	Principal Business of Employer	Address of Employer
Alan B. Howe	Managing Partner and Co-Founder	Broadband Initiatives, LLC	Corporate Advisory and Consulting	10755 Scripps Poway Parkway #302 San Diego, CA 92131
Robert M. Pons	Chairman	LiveWire Mobile, Inc.	Mobile Digital Content Solutions	1 Monarch Drive Littleton, MA 01460
Matthew Stecker	Chief Executive Officer	LiveWire Mobile, Inc.	Mobile Digital Content Solutions	1 Monarch Drive Littleton, MA 01460

Alan B. Howe-BIO

Alan B. Howe has served as co-founder and managing partner of Broadband Initiatives, LLC (and its predecessor company), a boutique corporate advisory and consulting firm, since 2001. He served as vice president of strategic and wireless business development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008. Prior to that, Mr. Howe was chief financial officer and vice president of corporate development of Teletrac, Inc., and director of corporate development for Sprint PCS. Mr. Howe is currently a member of the public board of directors of Selectica, Inc. (Nasdaq: SLTC) and also serves as its Chairman. He is also on the public board of directors of Data I/O and is Chairman of their Audit Committee (Nasdaq: DAIO). He previously served on the boards of Ditech Networks, Proxim, Inc., Alliance Semiconductor Inc., LLC International, Inc., and Altigen Communications, Inc., which are no longer reporting companies. Mr. Howe also is serving as Interim CEO of Sunrise Telecom, Inc. under a short term consulting agreement. Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business. Mr. Howe's prior positions and current advisory roles provide the Board with leadership experience and operational knowhow; in addition his outside board experience helps the Board in its compliance and governance discussions and strategies.

1

Robert M. Pons Bio

Robert M. Pons has over 30 years of senior level management experience including early stage ventures, Fortune 500 and turnaround companies. Currently, Mr. Pons is Chairman of Livewire Mobile, one of the most comprehensive one-stop digital content solutions for carriers, handset manufacturers and media companies entering the mobile content market.

Prior to Livewire Mr. Pons was Senior Vice President of Capital Markets for TMNG, a leading provider of professional services to the converging communications media and entertainment industries and the capital formation firms that support it. Prior to TMNG he was CEO of Uphonia/SmartServ Inc. a publicly traded firm in the wireless industry. Uphonia/SmartServ was completely recapitalized and repositioned under his leadership.

As an early pioneer of the competitive telecommunications industry, he was a senior level executive working with both landline and wireless systems. Originating his telecommunications experience in 1980 at MCI, Mr. Pons opened the New England markets, growing them from start-up to a $100 million division. He served as a special advisor to the President of MCI during the company's highest growth years and was featured in the book On The Line—History of MCI. In 1986, Mr. Pons was recruited by the President of Sprint to manage its Northeast Sales division with over $750 million in revenue. His wireless experience originated as Senior Vice President of Business Development for Geotek, a wireless carrier with licenses in 50 major markets. During his tenure, the company grew from a market cap of $25 million to $1.7 billion.

Mr. Pons has directly overseen financing transactions from $5 million to $100 million and has extensive experience in organizing start-ups. He currently serves on the boards of Concurrent Computer Corporation (CCUR Nasdaq) Chairman – Livewire Mobile (LVWR.PK) Vice Chairman – MRV Communications (MRVC OTC Marketes) and Primus Telecommunications Group (NYSE:PTGI)

16

Matthew Stecker - Bio

Matthew Stecker has been a leading executive in the telecommunications and mobile content industries for 20 years. Since November 2009, Matthew has been the Chief Executive Officer of Livewire Mobile, Inc (OTCMarkets: LVWR) and also serves on its board of directors. Since January 2011, Matthew has served on the board of directors and compensation committee of Health Warehouse, Inc. (OTC: HEWA). Prior to coming to Livewire, Matthew was Senior Vice President and Principal for the telecommunications consulting firm TMNG (NASD:TMNG) and its strategy subsidiary CSMG. Matthew has also served as Chief Technology Officer for Smartserv Online, Inc. (NASD:SSRV) and was an early technology leader in the well-known mobile location startup Vindigo, Inc. Previously, Matthew was the President of Marble Associates, Inc., a privately held Boston-based consulting firm.

Matthew has a JD from The University of North Carolina and a BA from Duke University, Cum Laude in Political Science with a concentration in Computer Science.